Exhibit 99.1

Lincoln Financial Group Announces the Early Tender Results of Its Cash Tender Offer

For Certain Outstanding Debt Securities

RADNOR, Pa., August 23, 2019 – Lincoln Financial Group (NYSE: LNC) (the “Company”) today announced that, pursuant to its previously announced cash tender offer (the “Offer”) for its 6.15% Senior Notes due 2036 (the “6.15% Notes”) and its 4.85% Senior Notes due 2021 (the “4.85% Notes”, and together with the 6.15% Notes, the “Notes”, and each, a “series” of Notes) up to an aggregate purchase price of $150 million (the “Maximum Tender Amount”), and in the case of the 4.85% Notes, up to the aggregate principal amount set forth in the table below, approximately $167 million in aggregate principal amount of Notes were validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on August 23, 2019 (the “Early Tender Deadline”).

The following table sets forth certain information regarding the Notes and the Offer, including the aggregate principal amount of each series of Notes that was validly tendered and not validly withdrawn at or prior to the Early Tender Deadline:

Title of Security	CUSIP Number	Principal Amount Outstanding	Series Cap (Principal Amount)	Acceptance Priority Level	Aggregate Principal Amount Tendered
6.15% Senior Notes due 2036	534187AR0	$348,000,000	N/A	1	$105,483,000
4.85% Senior Notes due 2021	534187BB4	$300,000,000	$50,000,000	2	$61,832,000

As previously announced, the Total Consideration (as defined in the Offer to Purchase, dated August 12, 2019 (the “Offer to Purchase”)) for each series of Notes will be determined at 10:00 a.m., New York City time, on August 26, 2019, as described in the Offer to Purchase and the related Letter of Transmittal (the “Letter of Transmittal”). Holders of Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline will be eligible to receive the Total Consideration, which includes an early tender premium of $30 per $1,000 principal amount of Notes validly tendered by such holders and accepted for purchase by the Company. Accrued interest up to, but not including, the Early Settlement Date (as defined below) will be paid in cash on all Notes accepted for purchase by the Company. The principal amount of each series of Notes that will be accepted for purchase by the Company and the proration factor, if any, will be announced following the determination of the Total Consideration.

The settlement date for the Notes accepted by the Company in connection with the Early Tender Deadline is expected to be August 27, 2019 (the “Early Settlement Date”).

Although the Offer is scheduled to expire at 11:59 p.m., New York City time, on September 9, 2019, the Company does not expect to accept for purchase any Notes tendered after the Early Tender Deadline.

The Company reserves the absolute right, subject to applicable law, to: (i) waive any or all conditions to the Offer; (ii) extend or terminate the Offer; (iii) increase or decrease the Maximum Tender Amount and/or increase, decrease or eliminate the Series Cap without extending the Early Tender Deadline or the Withdrawal Deadline (as defined in the Offer to Purchase); or (iv) otherwise amend the Offer in any respect.

As previously announced, the Company has determined that the Financing Condition (as defined in the Offer to Purchase) was satisfied upon the closing of its offering of 3.050% Senior Notes due 2030 on August 19, 2019.

Information Relating to the Offer

Wells Fargo Securities, LLC, BNP Paribas Securities Corp. and J.P. Morgan Securities LLC are acting as the joint lead dealer managers for the Offer. The information agent and tender agent for the Offer is Global Bondholder Services Corp. Copies of the Offer to Purchase, Letter of Transmittal and related offering materials are available by contacting Global Bondholder Services Corp. at (866) 470-3800 (toll-free) or (212) 430-3774 (banks and brokers). Questions regarding the Offer should be directed to Wells Fargo Securities, LLC at (704) 410-4756 (collect) or (866) 309-6316 (toll free), BNP Paribas Securities Corp. at (212) 841-3059 (collect) or (888) 210-4358 (toll-free) or J.P. Morgan Securities LLC at (212) 834-8553 (collect) or (866) 834-4666 (toll-free).

This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Offer is being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

About Lincoln Financial Group

Lincoln Financial Group provides advice and solutions that help empower people to take charge of their financial lives with confidence and optimism. Today, more than 17 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, as well as to guard against long-term care expenses. Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE: LNC) and its affiliates. The company had $260 billion in assets under management as of June 30, 2019. Lincoln Financial Group is a committed corporate citizen included on major sustainability indices including the Dow Jones Sustainability Index North America and FTSE4Good. Dedicated to diversity and inclusion, Lincoln was recognized by Forbes as one of the Best Large Employers, Best Employers for Diversity, and Best Employers for Women. Lincoln also earned perfect 100 percent scores on the Corporate Equality Index and the Disability Equality Index. Learn more at: www.LincolnFinancial.com. Follow us on Facebook, Twitter, LinkedIn, and Instagram. Sign up for email alerts at http://newsroom.lfg.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements regarding the cash tender offer for certain outstanding senior notes of the Company. A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: “believe,” “anticipate,” “expect,” “estimate,” “project,” “will,” “shall” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. For a list and description of some of such risks and uncertainties, see the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”). These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s filings with the SEC. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time-to-time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, except as required by law, we disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Chris Giovanni

(484) 583-1793

Investor Relations

InvestorRelations@LFG.com

Scott Sloat

(484) 583-1625

Media Relations

scott.sloat@LFG.com